NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES 2017 FIRST QUARTER RESULTS
FROM CONTINUING OPERATIONS

(La Jolla, California) - May 3, 2017 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported the following selected financial results from continuing operations for its first quarter ended March 31, 2017. Complete first quarter results, including results attributable to the Company’s 56.7% owned subsidiary UCP, Inc. (NYSE:UCP), will be reported in the Company’s March 31, 2017 Form 10-Q filed with the SEC on or around May 5, 2017. In the Company’s consolidated financial statements beginning with the first quarter ended March 31, 2017, results attributable to UCP will now be classified as discontinued operations due to the previously announced and pending merger of UCP with Century Communities, Inc. (NYSE:CCS).

Segment Results of Operations

For the three months ended March 31, 2017, we reported the following revenues and income or loss by segments in our continuing operations:

	Three Months Ended March 31,
	2017	2016
Revenue by continuing operating segment:
Water resource and water storage operations	$25,192	$181
Corporate	1,001	604
Total revenue by continuing operating segment	$26,193	$785

Income (loss) before taxes by continuing operating segment:
Water resource and water storage operations	$10,513	$(1,674)
Corporate	(1,040)	(3,027)
Income (loss) from continuing operations before income taxes	9,473	(4,701)
Provision for federal and state income taxes	(180)	(89)
Income (loss) from continuing operations	$9,293	$(4,790)

PICO’S President and Chief Executive Officer, Max Webb, commented:

“We are pleased to report income from continuing operations of $9.3 million for the first quarter of 2017. The results primarily reflect the sale transactions for 100,000 of our Long Term Storage Credits in Arizona for $25 million and a gross margin of approximately $12.5 million.

“Our corporate segment results in the first quarter of 2017 include the costs of winding down our oil & gas operations. We are on track to have completed the necessary work, including selling our two remaining producing wells and plugging and abandoning certain other wells, to completely wind down these operations later this year. This is part of our ongoing effort to reduce costs from our current level.

“In April 2017, we paid our former CEO accrued severance of $10.4 million and distributed the $23.4 million deferred compensation balance comprised of cash and various debt and equity securities held in the related trust accounts for the benefit of our former CEO. As a result of these disbursements, our former CEO has received all severance payments to which he was entitled, other than continued health insurance under COBRA that we continue to pay as part of his termination benefits.

“On April 11, 2017, our 56.7% owned subsidiary, UCP, announced that it had entered into a definitive merger agreement with Century Communities, Inc. a public homebuilder headquartered in Colorado. Under the terms of the merger agreement, it is expected that we would own, on a pro-forma basis, approximately 9% of the combined company immediately following the closing of the transaction. The transaction is expected to close by the end of the third quarter of 2017, subject to customary closing conditions, including the adoption of the merger agreement by UCP’s stockholders.

“As UCP’s largest shareholder, we have entered into a voting agreement pursuant to which we have committed, subject to certain limited carveouts, to vote our interest in UCP for the adoption of the merger agreement. The voting agreement terminates automatically if the merger agreement is terminated in accordance with its terms.

“Management and our Board look forward to meeting our shareholders, and answering their questions, at our Annual Meeting of Shareholders to be held on Thursday, May 4, 2017 at 9:00 am at the Peppermill Hotel, Reno, NV.”

Net Operating Loss Carryforwards

At March 31, 2017, we had approximately $125.1 million of pre-tax federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset our taxable income and reduce any federal income tax liability. Additional information with respect to these NOLs is contained in our Annual Report on Form 10-K for the year ended December 31, 2016 that we filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements and any other contractual and legal restrictions that may exist at the time.

As of March 31, 2017, our two major investments were:

•	Vidler Water Company, Inc., a water resource development business; and

•	a 56.7% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, Washington State, North Carolina, South Carolina and Tennessee.

OTHER INFORMATION

At March 31, 2017, PICO Holdings, Inc. had a market capitalization of $323.1 million, and 23,080,882 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to sell wells and wind down our oil and gas operations, our ability to reduce operating costs, our ability to utilize NOLs to offset taxable income and reduce our federal income liability, the closing of the merger involving UCP and Century Communities, Inc., and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; UCP’s ability to complete its merger with Century Communities, Inc., fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Max Webb
Chief Executive Officer
858 652 4114

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